Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (the "Release") has been entered into by and between Cole Taylor Bank (the "Bank," as defined in Section 4 herein) and Robin VanCastle (as defined in Section 4 herein). In consideration for the promises contained in this document, the parties agree:

Section 1. Robin VanCastle's employment with the Bank will end by mutual agreement effective March 13, 2009, ("Separation Date"). During the period between today and Robin VanCastle's Separation Date, (the "Notification Period"), the Bank agrees to pay Robin VanCastle any wages, expenses and paid time off benefits earned up to and including her Separation Date. For any and all services rendered during the Notification Period, Robin VanCastle shall earn or accrue only the regular compensation or benefits that she otherwise would have earned or accrued as an employee of the Bank, including maintaining health and welfare benefits under the Taylor Capital Group, Inc. Consolidated Welfare Benefit Program, to the extent permitted by the applicable plans or policies, and counting toward her years of service under Taylor Capital Group, Inc. 401(k) Plan, Taylor Capital Group, Inc. Profit Sharing/ESOP, and Taylor Capital Group, Inc. Deferred Compensation Plan, but she will earn or accrue no other compensation or benefit except as stated in this Release.

Section 2. During the Notification Period, Robin VanCastle will remain an at-will employee of the Bank. She will report for work to support the transition of her prior responsibilities unless she resigns prior to March 13, 2009. Her responsibilities during this time will be those associated with transitioning her former role with the Bank to other staff members and/or those duties assigned to her by the Chief Financial Officer. During the Notification Period, Robin VanCastle will be granted a two-day absence to begin the outplacement services provided by this Release and other time off as needed based on approval by the Chief Financial Officer. During this time, she will receive the benefits described in this Release, provided that she complies with its terms and conducts herself in a manner consistent with the high standards that the Bank requires of its executives. If prior to her Separation Date, Robin VanCastle voluntarily resigns or the Bank terminates her employment because she failed to perform or comport herself consistent with the Bank's standards, the Bank will elect to rescind this Release and Robin VanCastle will receive no special transition benefits.

Section 3. In consideration for Robin VanCastle's waiver of claims, her promise to work until her Separation Date, and her other promises in this Release, she will receive the following special transition benefits.

a. Robin VanCastle will receive a severance amount of $270,000.00 which represents fifty-two (52) weeks of her current base salary, subject to normal withholdings and deductions for state and federal taxes. The payments provided for in this Release will be made on regularly scheduled paydays and in the same manner as her base compensation was paid prior to her Separation Date. Payments will begin on the first payday following her Separation Date, after the GSVP of the Bank's Human Capital Group has been in possession of her signed and unrevoked Release for seven (7) days and will end with a lump sum payment of the balance owed of the $270,000.00 severance amount on the first regularly scheduled payday in January 2010.

b. Robin VanCastle will receive any vested restricted stock or stock options, and any vested 401(k), ESOP, Profit Sharing Plan, and Non-Qualified Deferred Compensation benefits granted through her Separation Date, consistent with plan documents.

c. If Robin VanCastle elects to continue her medical benefits under COBRA, the Bank will pay the premiums to continue her current coverage for herself and/or any eligible family members up to twelve (12) months following her Separation Date. Thereafter, Robin VanCastle will be responsible for all applicable COBRA premiums.

d. To assist her in this transition, the Bank will pay the costs for executive outplacement services from Challenger, Gray & Christmas, Inc. for up to twelve (12) months, beginning in January 2009.

e. Robin VanCastle will receive $2,500.00 net lump sum cash payment in lieu of financial/tax planning assistance on the first regularly scheduled payday following her Separation Date.

The payments and benefits described in this Release are expressly conditioned upon Robin VanCastle signing and not revoking this Release, complying with its terms, and signing and not revoking the Re-Affirmation of this Release attached as Exhibit A hereto.

Section 4. In consideration for the monetary payments and other benefits outlined in this Release, Robin VanCastle on behalf of herself and her past and present heirs, executors, administrators, and assigns (collectively referred to in this Release as "Robin VanCastle") irrevocably and unconditionally releases, waives and discharges and agrees not to sue the Cole Taylor Bank or any of its past or present parent, subsidiary, or affiliated companies, including but not limited to Taylor Capital Group, Inc. and their respective past and present benefit plans and insurers, plan fiduciaries and administrators, directors, trustees, officers, employees, agents, attorneys, successors and assigns (collectively referred to herein as the "Bank" whether or not specifically named herein) with respect to any and all claims, liabilities, causes of action, claims for attorney's fees, allocable in-house attorneys' fees, costs, and/or any sort of claim whatsoever whether known or unknown, directly or indirectly relating to, arising out of or in any way involving Robin VanCastle, her relationship with the Bank and/or the end of her relationship, or any other act or omission alleged to have occurred or failed to occur on or before the Effective Date of this Release, including, but not limited to claims for wages, fraud, defamation, invasion of privacy, interference with economic relations, breach of contract, promissory estoppel or equitable relief, tort damages, employment discrimination or any claim for employment rights or damages arising under state or federal law. Further, Robin VanCastle understands and agrees that this Release covers and waives all claims for any and all monetary and benefits claims of any kind, interest, damages, attorneys' fees, allocable in-house attorneys' fees and costs, insurance, or additional benefits.

a. Robin VanCastle agrees that this Release or any of the compensation or benefits provided hereunder are not being offered pursuant to any Bank severance plan, that she is not entitled to any compensation or benefits under such plans, and she expressly releases, waives and agrees not to sue for any compensation or benefits under any Bank severance plan.

b. Robin VanCastle also agrees to execute any other documents and cooperate with the Bank to the extent reasonably necessary to effectuate this Release, including but not limited to signing and not revoking the Re-Affirmation of this Release attached hereto as Exhibit A.

c. Robin VanCastle also acknowledges and agrees that she has been fully compensated for all hours in which she performed services for the Bank in accordance with all state, federal, and local wage and hour laws, that she received all required leave and accommodations that she requested, and that she has not suffered any work-related injury or illness for which she has not filed a claim. Robin VanCastle represents and warrants that she has fully disclosed to the Bank any knowledge she may have about any possibly illegal activities relating to the Bank.

d. Further, in consideration for the benefits herein provided, Robin VanCastle also specifically agrees not to directly or indirectly recruit, nor solicit for purposes of employment, for a period of one year from the Effective Date of this Release (as defined below) or any person who is currently a Bank employee or who becomes a Bank employee during such one-year period.

Section 5. Except as set forth below, Robin VanCastle agrees that she releases, waives, and promises that she will never bring any claims or institute any proceedings (legal or otherwise) against the Bank. She also agrees to withdraw and dismiss any pending claims or actions she has against the Bank including but not limited to those relating to or arising out of her relationship with the Bank and/or the end of her relationship. Robin VanCastle promises that none of the rights, claims, actions, damages or liabilities released by her under this Release has been, or will be, assigned, conveyed or transferred in any fashion to any other person or entity.

a. Notwithstanding the language in Section 5 above and Section 6 below, this Release does not apply to any claims or rights that may not be waived by law (such as claims for unemployment or workers' compensation benefits) or that may arise under the Age Discrimination in Employment Act, after the Effective Date (as defined below) of this Release.

b. Notwithstanding the language in Section 5 above and Section 6 below, Robin VanCastle also is not precluded from asserting any claims seeking enforcement of this Release or challenging its validity. Also she is not prohibited from filing a charge or cooperating with any governmental agency that asks for her assistance.

c. However, Robin VanCastle agrees that she will not seek or receive money damages or monetary relief from any claim or administrative charge or judicial action for anything that is released or settled under the terms of this Release, whether filed by her, any governmental agency or other third party.

Section 6. Express Waiver of Discrimination Claims.

Robin VanCastle acknowledges that this Release includes a waiver of any known or unknown rights and claims of discrimination, harassment and/or retaliation that she may have arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Illinois Human Rights Act and all other federal, state, and local laws.

a. By executing this Release and accepting the monetary and other benefits outlined in this Agreement and Release, Robin VanCastle acknowledges the payments and other promises and benefits provided under this Release, are sufficient consideration for her release and waiver of the rights and claims specified in this Release, and that the payments in this Release exceed anything of value to which she is already entitled if she does not sign this Release.

b. Robin VanCastle acknowledges she has been provided this Release and understands she has a period of at least twenty-one (21) days within which to consider this Release.

c. Robin VanCastle further understands she may revoke this Release for a period of seven (7) days following the date on which she signs this Release. This Release will not be effective or enforceable until the seven (7) day revocation period has expired without revocation ("Effective Date").

Section 7. Robin VanCastle agrees that if the Company chooses not to file this Release as an exhibit to any SEC filing, she will keep the existence and terms of this Release strictly confidential except that she may disclose with her spouse or domestic partner, legal counsel, accountant and/or financial advisor, provided that she will instruct such individuals to maintain the confidentiality of this Release and will provide the Bank with prompt written notice of any subpoena, request for cooperation, charge or other legal proceeding that may require her or such individuals to disclose information covered by this Release.

Section 8. Robin VanCastle agrees that she will return any and all property and documents belonging to the Bank and any copies thereof (including any computer and software, confidential information, keys, Blackberry, identification cards, etc.) upon her Separation Date.

Section 9. Each party agrees that she/it will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other party or she/its good will, products or business opportunities, or in any manner detrimental to said other party, though each party may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

a. Robin VanCastle agrees to describe her departure as an amicable decision to leave the Bank, to pursue other long-standing interests, or words to that effect. She also agrees to refer all inquiries from bona fide prospective employers to the GSVP of the Bank's Human Capital Group, and she may submit draft reference letters which the Bank will consider.

b. Robin VanCastle and the Bank agree that, in entering this Release and providing the payments and benefits described above, the Bank is not admitting to any wrongdoing or unlawful action in its dealing with her. Because no final findings or final judgments have been made, she agrees that she does not purport and will not claim to be a prevailing party, to any degree or extent. She also agrees that this Release or its terms will not be admissible in any proceeding other than a proceeding for breach of enforcement of the terms contained herein.

Section 10. From the date on which she executes this Release, and for as long thereafter as shall be reasonably necessary, Robin VanCastle agrees to cooperate fully with the Bank in any negotiation, transaction, investigation, litigation or other action arising out of transactions in which she was involved or of which she had knowledge during her relationship with the Bank. If Robin VanCastle incurs any out-of-pocket expenses in the course of performing her obligations under this paragraph, she will be reimbursed for the full amount of all reasonable expenses in accordance with the Bank's standard policies upon her submission of adequate receipts confirming that such expenses actually were incurred.

In addition, the Bank agrees that any indemnification by-law or policy of the Bank that applied to Robin VanCastle prior to her Separation Date will continue to apply to Robin VanCastle beyond said Separation Date for any acts or omissions by Robin VanCastle prior to said Separation Date, but only to the extent that indemnification by the Bank is permitted by and complies with that by-law, policy, or applicable law. To the extent that the Bank's indemnification by-law or policy refers to or is governed by an insurance policy or other document, said insurance policy or other document will limit the extent of the Bank's obligation to indemnify Robin VanCastle pursuant to said by-law, policy or this Release.

Section 11. This Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, but the parties agree that the Bank is making no guarantee, warranty, or representation in this Release regarding the tax effect of this Release or the position that may be taken by any benefit plan administrator or plan regarding the effect of this Release upon Robin VanCastle's rights, benefits, or coverage under any benefit plan.

Section 12. Robin VanCastle acknowledges that she has read and understands this agreement in its entirety. She further declares she has had the opportunity to have the contents and consequences of this Release explained to her fully by legal counsel of her own selection, and has acted voluntarily and of her own free will in executing this agreement.

a. Robin VanCastle acknowledges that she is solely responsible for paying her attorney, and that she and her attorney relinquish and waive all attorneys' liens and claims for attorneys fees.

b. Robin VanCastle also acknowledges the decision to execute this Release was not predicated nor influenced by any declaration or representation of any of the persons or entities released, other than as may be contained in this Release.

Section 13. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS RELEASE.

Section 14. This Release is personal to Robin VanCastle and may not be assigned by her and is binding upon and enforceable against her and her heirs and executors. This Release shall inure to the Bank's benefit and its successors and assigns, and may be assigned by it.

Section 15. If any provision of this Release requires judicial interpretation, the court shall not apply any assumption that the terms of the Release shall be more strictly construed against the drafter as both parties have had an opportunity to provide input as to its terms.

Section 16. This Release sets forth the entire understanding between Robin VanCastle and the Bank with respect to the subject matter of this Release.

Section 17. This Release shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its choice of law provisions. If any provision of this Release shall be held invalid, illegal or unenforceable, in whole or in part, the court may amend or modify such invalid provision to the extent necessary to make it enforceable and the validity, legality and enforceability of the remaining provisions will not be affected.

Section 18. Robin VanCastle agrees that any change, amendment or modification of any of the initial terms of this Agreement will not be enforceable unless signed in writing by both parties, will be deemed to be non-material and will not restart or extend the twenty-one (21) day consideration period or the 7-day Revocation Period.

Robin VanCastle has been advised to consult with an attorney prior to signing this Release.
ROBIN VANCASTLE:	COLE TAYLOR BANK

___/s/Robin VanCastle__________	By: __/s/ Nancy Karasek__
Title: GSVP Human Capital
Date: January 6, 2009	Date: January 6, 2009